Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Willbros Group, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-18421-01, 333-53748-01, 333-74290-01, 333-135543-01, 333-139353-01, 333-151795-01, 333-151796-01 and 333-167940) on Form S-8 of Willbros Group, Inc. of our report dated April 23, 2010, with respect to the consolidated balance sheets of InfrastruX Group, Inc. and subsidiaries as of December 31, 2008 and 2009, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, which report appears in the Form 8-K/A of Willbros Group, Inc. dated August 3, 2010.
(Signed) KPMG LLP
Seattle, WA
August 3, 2010